EXHIBIT 99.2

                              WACHOVIA CORPORATION

                        1997 DECLARATION OF AMENDMENT TO
                           JEFFERSON BANKSHARES, INC.
                       1995 LONG TERM INCENTIVE STOCK PLAN


         THIS DECLARATION OF AMENDMENT, made this 24th day of October, 1997, by WACHOVIA CORPORATION, a North Carolina corporation (the "Corporation"), to the Jefferson Bankshares, Inc. 1995 Long Term Incentive Stock Plan (the "Plan").

                                R E C I T A L S:

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 9, 1997 by and between the Corporation and Jefferson Bankshares, Inc. ("Jefferson"), Jefferson will merge with and into the Corporation, with the Corporation as the surviving corporation; and

         WHEREAS, pursuant to Section 3.06 of the Merger Agreement, as of the effective time of the merger (the "Merger"), each outstanding option to purchase shares of Jefferson common stock under the Plan, whether vested or unvested, will be converted into an option to acquire shares of the common stock of the Corporation (the "Common Stock"); and

         WHEREAS, pursuant to Section 6.13 of the Merger Agreement, the Corporation shall honor, in accordance with the terms of the Plan, all outstanding obligations to current and former Jefferson employees; and

         WHEREAS, pursuant to Article XIV of the Plan, all obligations of Jefferson under the Plan with respect to awards granted under the Plan shall be binding on any successor to the Corporation; and

         WHEREAS, pursuant to Section 12.1 of the Plan, the Board may terminate, amend or modify the Plan, subject to the terms of the Plan; and

         WHEREAS, in connection with its assumption of awards under the Plan, and subject to the consummation of the Merger, the Corporation has determined that it would be in the best interest of the Corporation to make certain amendments to the Plan in order to facilitate administration of the Plan and to conform certain provisions in the Plan with other stock incentive plans maintained by the Corporation.

         NOW, THEREFORE, IT IS DECLARED, that, effective immediately following the effective time of the Merger, the Plan shall be amended as follows:



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         1. All references in the Plan to the "Corporation", including but in no way limited to the definition of the term contained in Section 2.1(j), shall hereafter be deemed to be references to Wachovia Corporation.

         2. All references to the terms "Stock," "Shares" and "Common Stock," including but not limited to the definition of such terms contained in Section 2.1(cc), shall hereafter be deemed to be references to the Common Stock of Wachovia Corporation.

         3. All references to the term "Committee," including but not limited to the definition of the term contained in Section 2.1(i), shall hereafter be deemed to be references to the Management Resources and Compensation Committee of the Board of Directors of Wachovia Corporation.

         4. Section 3.1 of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "3.1     The Committee

                  The Plan shall be administered by the Management Resources and Compensation Committee of the Board of Directors of the Corporation (the "Committee"). To the extent required by Rule 16b-3, (i) each member of the Committee shall be a 'non-employee director,' as such term is defined in Rule 16b-3 or any successor rule; and (ii) the Committee shall be comprised of no fewer than the minimum number of non-employee directors as may be required by Rule 16b-3. To the extent that the Plan applies to or effects any 'covered employee,' as such term is defined in Section 162(m) of the Code or related regulations, the Plan shall be administered solely by 'outside directors' within the meaning of Section 162(m). Subject to the provisions of the preceding two sentences, the Committee may, in its sole discretion, delegate to the Chief Executive Officer of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Committee in the Plan, to any individual who (i) is not deemed to be an officer or director of the Corporation subject to Rule 16b-3, (ii) is not deemed to be a covered employee subject to Section 162(m) of the Code and (iii) is otherwise eligible to participate under Article V."

         5. Section 6.7 shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "6.7     Nontransferability of Options

                  No Options granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. During the lifetime of Participant to whom an Option is granted, the Option may be exercised only by the Participant."


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         6. Section 7.7 of the Plan shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "7.7     Nontransferability of SARs.

                  No SARs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARS granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative."

         7. Section 15.5 of the Plan is hereby deleted in its entirety and the following is inserted in lieu thereof:

                  "15.5 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed, and administered in accordance with and governed by the laws of the State of North Carolina and the intention of the Corporation is that ISOs granted under the Plan qualify as such under Section 422 of the Code."


         IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Wachovia Corporation as of the day and year first above written.


                                            WACHOVIA CORPORATION


                                            By: /s/ Leslie M. Baker, Jr.
                                                Chief Executive Officer


ATTEST:


/s/ Alice Washington Grogan
Secretary

[Corporate Seal]


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